Exhibit 11.1

                         NEWMIL BANCORP, INC.
              COMPUTATION OF NET INCOME PER COMMON SHARE
                (in thousands except per share amounts)

                                       Three month        Six month
                                       period ended      period ended
                                       December 31,      December 31,
                                      1999     1998     1999     1998
                                      ----     ----     ----     ----
Net income
Net income - basic and diluted        $  902   $  323   $1,904   $1,125
                                      ======   ======   ======   ======
Weighted Average Common and Common
Equivalent Stock
Weighted average common stock
  outstanding                          3,658    3,838    3,656    3,836

Assumed conversion as of the
  beginning of each period or upon
  issuance during a period of stock
  options outstanding at the end
  of each period                         410      402      414      411

Assumed purchase of treasury stock
  during each period with proceeds
  from conversion of stock options
  outstanding at the end of each
  period                                (228)    (210)    (230)    (214)
                                       -----    -----    -----    -----
Weighted average common and common
  equivalent stock outstanding
  - diluted                            3,840    4,030    3,840    4,033
                                       =====    =====    =====    =====
Earnings Per Common and Common
Equivalent Share
Basic                                  $0.25    $0.08    $0.52    $0.29
                                       =====    =====    =====    =====
Diluted                                $0.23    $0.08    $0.50    $0.28
                                       =====    =====    =====    =====